Exhibit 4.5

PAYING AGENT AGREEMENT

THIS PAYING AGENT AGREEMENT (the “Agreement”) is made as of the day of ,2013 between [_______________], a national association maintaining its principal corporate trust office at [_______________] (the “Paying Agent”), and Multiband Corporation, a Minnesota corporation maintaining its principal place of business at 5605 Green Circle Drive, Minnetonka, MN 55343 (the “Issuer”).

WHEREAS, the Issuer has authorized and proposes to issue up to $20 million aggregate principal amount of its Unsecured Subordinated Renewable Notes (the “Notes”) pursuant to an Indenture dated as of _____________, 2013 (the “Indenture”), between the Issuer and [_______________], as trustee (the “Trustee”);

WHEREAS, the Issuer desires to appoint the Paying Agent as paying agent with respect to the Notes; and

WHEREAS, the Paying Agent agrees to act as such paying agent in accordance with, and subject to the terms and provisions of, this Agreement, the Indenture, the Notes and the Prospectus dated ______________, 2013, as it may be supplemented from time to time (as so supplemented, the “Prospectus”);

NOW, THEREFORE, in consideration of the mutual promises hereinafter contained, the Paying Agent and the Issuer hereby covenant and agree as follows:

ARTICLE I

APPOINTMENT

Section 1.1	The Issuer hereby appoints the Paying Agent as its paying agent with respect to the Notes to perform the duties hereinafter set forth.

Section 1.2	The Paying Agent hereby accepts such appointment in accordance with, and subject to, the terms and provisions of this Agreement, and subject to the terms and provisions of the Indenture, the Notes and the Prospectus as such terms and provisions relate to the Paying Agent, and agrees to perform the duties hereinafter set forth and set forth in the Indenture, the Notes and the Prospectus. The Issuer shall be entitled to receive interest or earnings on or with respect to any amounts held or deposited with the Paying Agent overnight or over a holiday or weekend, in which event the Paying Agent shall remit to the Issuer any interest or earnings accrued or earned pursuant to the Issuer’s direction to invest such amounts. Any interest or earnings on or with respect to any amount held by or deposited with the Paying Agent hereunder shall be remitted to the Issuer in accordance with the Issuer’s written instructions. The Paying Agent shall be under no duty or obligation to collateralize or pledge any security therefore, or to segregate such amounts except as required by law.

ARTICLE II

DEPOSIT OF FUNDS

Section 2.1	On the business day immediately prior to each interest or principal payment date described in Article III, the Issuer shall deposit, or cause to be deposited, with the Paying Agent immediately available funds in an amount equal to the aggregate amount to be paid by the Paying Agent on such payment date. In the event the amount deposited with respect to a payment date is less than the sum of the aggregate amounts specified in statements furnished to the Paying Agent pursuant to this Article with respect to such payment date, the Paying Agent shall immediately notify the Issuer, and shall effect no payments with respect to such payment date until such discrepancy has been resolved. Until paid as hereinafter provided, the Paying Agent shall hold such amounts in trust for the benefit of the holders of the Notes, and the Issuer shall deposit with the Paying Agent such additional funds as may be required to pay additional interest to such holders in the event that their interest or principal payments are so delayed as required under the Indenture. The Paying Agent shall not pay any interest or earnings on or with respect to amounts held or deposited hereunder to the Issuer, except as otherwise provided in Section 1.2 hereof.

ARTICLE III

PAYMENTS

Section 3.1	Not later than two (2) business days prior to any date on which interest or principal on the Notes is due and payable, the Issuer shall furnish, or cause to be furnished, to the Paying Agent a file containing information necessary for the Paying Agent to effect such interest or principal payments (each, a “Payment File”). Payment Files shall include amounts payable (net of any tax withholding amounts ), and complete bank account information for each individual payment, and be delivered to the Paying Agent by the Issuer, or agent thereof, in an electronic format satisfactory to the Paying Agent.

Section 3.2	The Paying Agent shall effect payment of interest on the Notes as such becomes due and payable on the respective interest payment dates. Except as otherwise required pursuant to the terms of the Notes, the Indenture or the Prospectus, such payment shall be accomplished by the Paying Agent electronically transferring such amounts to an account specified by the registered owner of the Note on the record date in a designation in form and substance satisfactory to the Paying Agent (such designation to be received by the Paying Agent from the Issuer or its agent no later than the record date).

Section 3.3	The Paying Agent shall, at the direction of the Issuer or its agent, effect payment in full of principal on the Notes as of the respective maturity dates, unless the term of the related Note is renewed or such Note becomes due and payable on an earlier date by acceleration, redemption, repurchase or otherwise pursuant to the terms of the Note, the Indenture or the Prospectus. If the Notes are issued as definitive, certificated securities pursuant to the Indenture, then the Paying Agent shall effect payment of the principal of the Notes upon the presentation and surrender of the Notes at the principal corporate trust office of the Paying Agent (a) at maturity, (b) upon redemption or repurchase of the Notes or (c) as otherwise provided by the Notes, the Indenture or the Prospectus. If the Notes are issued in book-entry form pursuant to the Indenture, then the Paying Agent shall effect payment of the principal of each Note upon a direction, instruction or confirmation from the Issuer or Registrar as the Issuer’s agent that the book-entry account evidencing such Note is being terminated and cancelled as paid in full (a) at maturity, (b) upon redemption or repurchase of the Notes or (c) as otherwise provided by the Notes, the Indenture or the Prospectus.

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Section 3.4	Notwithstanding any provision elsewhere contained herein, payments by the Paying Agent shall be made only out of amounts deposited with the Paying Agent by or on behalf of the Issuer with respect to such payment.

Section 3.5	The Paying Agent will not charge, impose, collect or receive, from the holder or owner of any Note, any fee or consideration for any services performed in connection with any payment of principal or interest to such holder or owner, and any charge for postage, for wiring payment, or otherwise, shall be charged to and collected only from the Issuer.

ARTICLE IV

ADDITIONAL DUTIES OF PAYING AGENT

Section 4.1	The Paying Agent shall: (i) keep and maintain appropriate records; and (ii) perform such related duties as may be necessary for the Paying Agent to perform. Such records shall, upon prior written request, be available for inspection by authorized officers, employees, and agents of the Issuer during the normal business hours of the Paying Agent. Upon the termination of this Agreement, and at the request and expense of the Issuer, the Paying Agent shall deliver to the Issuer copies of such Records reflecting all transactions as of such date, in the form and manner kept by the Paying Agent.

Section 4.2	The Paying Agent shall, at the direction of the Issuer or its agent, file such federal and state tax returns concerning payments hereunder as shall be required of it by applicable law, but shall not be responsible for the collection or withholding of taxes due on such payments except, and only to the extent, required of it as Paying Agent by applicable law or under the Notes, the Indenture or the Prospectus. The Issuer shall provide, or cause to be provided, to the Paying Agent, information necessary or required by the Paying Agent to complete any applicable federal or state returns on behalf of the Issuer, including, but not limited to, certified tax identification numbers for each reportable payee.

Section 4.3	The Paying Agent shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, the Notes, the Indenture or the Prospectus, and no covenant or obligation shall be implied in this Agreement, against the Paying Agent. Without limiting the generality of the foregoing, the Paying Agent shall not be an office or agency of the Issuer where Notes may be presented for re-registration or transfer, nor act as Registrar or Transfer Agent with respect to, or maintain record lists of holders of Notes.

Section 4.4	The Paying Agent shall incur no liability and shall be fully protected in acting upon any written instruction of the Issuer. The Issuer agrees to provide or cause its agent to provide, written instructions to the Paying Agent with respect to any and all actions to be taken by the Paying Agent where failure to take such actions would adversely affect the rights of or impose liability or penalties (including tax liability or penalties) upon, the Issuer or the registered owners, past or present, of the Notes, and in the absence of such instructions, the Paying Agent shall have no duty to take any such action.

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Section 4.5	The Paying Agent shall use its best efforts to perform its obligations hereunder, including the timely taking of action as required hereunder, provided, however, that the Paying Agent shall not be liable for its failure to meet such deadlines, including, without limitation, deadlines for the payment of money to owners of Notes, except such failure as shall result from its negligence, willful misconduct or bad faith.

Section 4.6	With respect to any notices required to be sent by the Paying Agent, the Paying Agent shall not be liable for its failure to include required information in such notices unless such information has been timely provided to it.

Section 4.7	The Paying Agent shall comply with Sections 2.4, 2.7, 4.1, 8.3, 10.10, 10.12 and any other relevant sections of the Indenture (a copy of which will be provided to the Paying Agent, to the extent the Trustee is not also appointed as the Paying Agent) as they pertain to the Paying Agent.

ARTICLE V

CONCERNING THE PAYING AGENT

Section 5.1	The Paying Agent shall not be liable for any loss or damage, including reasonable counsel fees and expenses, resulting from its actions or omissions to act hereunder, except for any loss or damage arising out of its own bad faith, negligence or willful misconduct. Without limiting the generality of the foregoing, the Paying Agent shall not be liable for any action taken or omitted in reliance on any notice, direction, consent, certificate, affidavit, statement, designation or other paper or document reasonably believed by it to be genuine and to have been duly and properly signed or presented to it by the Issuer.

Section 5.2	The Issuer shall indemnify and hold harmless the Paying Agent from and against any and all claims, demands, expenses (including reasonable counsel fees and out-of-pocket expenses) and liabilities of any and every nature which the Paying Agent may sustain or incur or which may be asserted against the Paying Agent as a result of any action taken or omitted by the Paying Agent hereunder without bad faith, negligence or willful misconduct. At any time, the Paying Agent may apply to the Issuer for written instructions with respect to any matter arising under this Agreement and shall be fully protected in acting in accordance with such instructions. In addition, the Paying Agent may, as reasonably necessary, consult counsel to the Issuer, and shall be fully protected with respect to any action taken or omitted in good faith in accordance with such advice or opinion of counsel to the Issuer.

Section 5.3	The Paying Agent may employ agents or attorneys-in-fact, and shall not be liable for any loss or damage arising out of, or in connection with, the actions or omissions to act of such agents or attorneys-in-fact provided the Paying Agent acted without bad faith, negligence, or willful misconduct in connection with the selection of such agents or attorneys-in-fact.

Section 5.4	The Paying Agent makes no representations with respect to the validity or sufficiency of the Notes, or the use or application of the proceeds of the sale or distribution thereof, and shall incur no liability with respect to the foregoing.

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Section 5.5	Notwithstanding any other provision elsewhere contained in this Agreement, the Paying Agent is acting solely as agent of the Issuer and does not assume any obligation or relationship of agency or trust for or with any owners or holders of Notes other than the limited obligations with respect to amounts deposited for the payment of principal of and interest on the Notes and the obligations set forth in Sections 4.7 hereof.

Section 5.6	The Issuer shall pay to the Paying Agent for its performance hereunder: (a) such compensation as may mutually be agreed upon in writing in a schedule to this Agreement or otherwise; and (b) its out-of-pocket expenses (including reasonable counsel fees and expenses) incurred in connection with this Agreement, including, without limitation, those referred to in Section 3.5 hereof.

ARTICLE VI

GENERAL

Section 6.1	Either of the parties hereto may terminate this Agreement by giving to the other a notice in writing specifying a termination date which, unless otherwise waived by the other party, is at least forty-five (45) days after the giving of such notice; provided, however, that each party hereto may terminate this Agreement upon the breach or failure of the other party to perform any obligations hereunder and such breach or failure to perform shall continue for ten (10) days after written notice thereof or upon the entry of a decree or order of involuntary bankruptcy, commencement of a voluntary case under applicable bankruptcy laws, appointment of a trustee in bankruptcy or an assignment for the benefit of creditors by either party thereto. Upon the date specified in such notice, the Paying Agent shall, upon making the delivery required by Section 4.1 hereof, be relieved of all duties and responsibilities pursuant to this Agreement; provided that the provisions of Sections 5.1, 5.2 and 5.6 hereof shall survive the termination of this Agreement.

Section 6.2	Any notice, instruction, request for instructions or other instrument in writing authorized or required by this Agreement be given to either party shall be deemed given if addressed and mailed certified mail to it at its offices at the address first above written, or at such other place as such party may from time to time designate in writing.

Section 6.3	As of the date hereof, the Issuer hereby designates [____________] as its designated servicing agent for purposes of this agreement. The Paying Agent may rely on information received from [____________]in connection herewith as is if such information had been delivered by the Issuer, including Payment Files, information provided in connection with federal or state filings, and subscription information, if applicable.

Section 6.4	This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties and shall be acknowledged and agreed to by the designated servicing agent, to the extent the amendment or modification effects the duties of the servicing agent.

Section 6.5	Nothing in this Agreement, express or implied, shall give to any person, other than the parties hereto, the Trustee (which is expressly made a third-party beneficiary hereto for purposes of Section 4.7 of this Agreement), and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Agreement.

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Section 6.6	This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without regard to conflicts of laws principles thereof.

Section 6.7	This Agreement may be signed in any number of counterparts with the same effect as if the signature to each counterparts were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

[Signature Page begins on next page]

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[Signature page to Paying Agent Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Paying Agent Agreement to be executed by their respective corporate officers, thereunto duly authorized, as of the day and year first above written.

MULTIBAND CORPORATION, as Issuer

By:
Name:
Title:

[_______________]
as Paying Agent

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO:

[____________],

As Issuer’s Servicing Agent pursuant to Section 6.3 hereof

By:
Name:
Title:

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